EXHIBIT 5.1

GREENBERG TRAURIG, LLP

18565 Jamboree Road, Suite 500

Irvine, CA 92612

May 14, 2026

Lantern Pharma Inc.

1920 McKinney Avenue, 7th Floor

Dallas, Texas 75201

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Lantern Pharma Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (SEC File No. 333-279718) (the “Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended, relating to the registration by the Company of (i) 1,454,175 shares (“Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 681,748 pre-funded warrants (the “Warrants”) in lieu of Shares, each exercisable for one share of Common Stock (“Warrant Shares,” and together with the Shares, the “Securities”).

The Securities are to be sold by the Company pursuant to a securities purchase agreement (the “Purchase Agreement”) dated as of May 12, 2026 between the Company and the purchasers named therein. The Purchase Agreement was filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 14, 2026 (the “Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Securities. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the Amended and Restated Certificate of Incorporation of the Company, Bylaws of the Company currently in effect, the Purchase Agreement, and the corporate action of the Company that provides for the issuance of the Securities and execution of the Purchase Agreement, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

(ii)	The Warrants, when issued against payment therefor, will constitute the legal, valid and binding obligations of the Company; and

(iii)	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold and delivered by the Company pursuant to the Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP